                                                                EXHIBIT 10(l)(4)

                        CPH TECHNOLOGY LICENSE AGREEMENT

                            DATED NOVEMBER 15, 1995

                                    BETWEEN

                       CHAPLIN PATENTS HOLDING CO., INC.
                         A DELAWARE CORPORATION ("CPH")

                                      AND

                       WALKER ELECTRONIC MUFFLERS, INC.,
                         A DELAWARE CORPORATION ("WEM")


                               TABLE OF CONTENTS

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

TERMS AND CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.01             Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.02             Other Defined Terms  . . . . . . . . . . . . . . . . . . . . . . 7
1.03             Effect of Definitions  . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE II       GRANT OF LICENSE . . . . . . . . . . . . . . . . . . . . . . . . 7

2.01             Grant of License . . . . . . . . . . . . . . . . . . . . . . . . 7
2.02             Scope of License . . . . . . . . . . . . . . . . . . . . . . . . 8
2.03             Exclusive Rights . . . . . . . . . . . . . . . . . . . . . . . . 9
2.04             Non-Exclusive Rights . . . . . . . . . . . . . . . . . . . . . .10
2.05             Sublicense Rights  . . . . . . . . . . . . . . . . . . . . . . .13
2.06             Sublicense Audit Rights  . . . . . . . . . . . . . . . . . . . .13
2.07             Product Exclusions . . . . . . . . . . . . . . . . . . . . . . .14
2.08             Grant-Back . . . . . . . . . . . . . . . . . . . . . . . . . . .14

ARTICLE III      ROYALTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .15

3.01             Sales of Electronic Mufflers by WEM  . . . . . . . . . . . . . .15
3.02             Other Sales or Leases by WEM . . . . . . . . . . . . . . . . . .15
3.03             Sublicensing by WEM  . . . . . . . . . . . . . . . . . . . . . .16
3.04             Sales or Leases by CPH . . . . . . . . . . . . . . . . . . . . .17
3.05             Licensing and Sublicensing by CPH  . . . . . . . . . . . . . . .17
3.06             Additional Royalties . . . . . . . . . . . . . . . . . . . . . .18
3.07             Accrual of Royalty Obligations . . . . . . . . . . . . . . . . .19
3.08             Royalty Payment Dates  . . . . . . . . . . . . . . . . . . . . .19
3.09             Books and Records  . . . . . . . . . . . . . . . . . . . . . . .19
3.10             Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
3.11             Royalty Exceptions . . . . . . . . . . . . . . . . . . . . . . .20

ARTICLE IV       DELIVERY OF INTELLECTUAL PROPERTY
                 MATERIALS  . . . . . . . . . . . . . . . . . . . . . . . . . . .21

4.01             Delivery at Closing  . . . . . . . . . . . . . . . . . . . . . .21
4.02             Delivery of Improvements . . . . . . . . . . . . . . . . . . . .21

ARTICLE V        OTHER COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .21

5.01             Restrictions Concerning Exclusive Field  . . . . . . . . . . . .21
5.02             Notice of Licenses . . . . . . . . . . . . . . . . . . . . . . .22
5.03             Third Party Beneficiary                                         22
5.04             Maintenance and Enforcement  . . . . . . . . . . . . . . . . . .22
5.05             Warranties and Representations . . . . . . . . . . . . . . . . .23

ARTICLE VI       TRADEMARKS, SERVICE MARKS AND
                 TRADE NAMES  . . . . . . . . . . . . . . . . . . . . . . . . . .23

6.01             CPH Marks  . . . . . . . . . . . . . . . . . . . . . . . . . . .23
6.02             WNCT Marks . . . . . . . . . . . . . . . . . . . . . . . . . . .24

ARTICLE VII      CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . .24

7.01             Confidentiality Covenants  . . . . . . . . . . . . . . . . . . .24

ARTICLE VIII     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .25

8.01             Indemnification by CPH . . . . . . . . . . . . . . . . . . . . .25
8.02             Indemnification by WEM . . . . . . . . . . . . . . . . . . . . .25
8.03             Control of Contest . . . . . . . . . . . . . . . . . . . . . . .26
8.04             Notice and Cooperation . . . . . . . . . . . . . . . . . . . . .26

ARTICLE IX       GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .26

9.01             Equitable Relief, Specific Performance . . . . . . . . . . . . .26
9.02             Further Assurances . . . . . . . . . . . . . . . . . . . . . . .27
9.03             Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .27
9.04             Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . .27
9.05             Non-Exclusive Forum  . . . . . . . . . . . . . . . . . . . . . .27
9.06             Relationship of Parties  . . . . . . . . . . . . . . . . . . . .27
9.07             Severability . . . . . . . . . . . . . . . . . . . . . . . . . .27
9.08             Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
9.09             Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
9.10             Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
9.11             Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .29
9.12             No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .29
9.13             Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . .29





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
                               LIST OF SCHEDULES

Schedule 1.01.02                                   ANVT Licenses
Schedule 1.01.03                                   ANVT Patents
Schedule 1.01.06                                   CPH Patents
Schedule 2.02                                      Patents Subject to Lotus
                                                     Agreement
Schedule 4.01(a)                                   CPH Technology Closing
                                                     Delivery
Schedule 4.01(b)                                   CPH Technology
                                                     Post-Closing Delivery
Schedule 5.05(a)                                   Ownership Disclosures
Schedule 5.05(b)                                   Third Party Rights





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
                        CPH TECHNOLOGY LICENSE AGREEMENT


                 This License Agreement ("Agreement") is made and entered into this 15th day of November, 1995 by and between Chaplin Patents Holding Co., Inc., a Delaware corporation ("CPH"), and Walker Electronic Mufflers, Inc., a Delaware corporation ("WEM").

                                  INTRODUCTION

                 CPH is the owner of certain patents and technology relating to the reduction and elimination of noise and vibration (as more particularly described below in Section 1.01.07 of this Agreement and defined as the "CPH Technology"), including without limitation the patents identified in SCHEDULE
1.01.06 attached hereto (which patents are more particularly described below in Section 1.01.06 and defined as the "CPH Patents"). CPH and Noise Cancellation Technologies, Inc. ""NCT") entered into a license agreement dated June 21, 1989, pursuant to which CPH granted to NCT a license of the CPH Technology. NCT, WEM, Walker Manufacturing Company, a division of Tennessee Gas Pipeline Company, and NCT Muffler, Inc. entered into a joint venture and partnership agreement dated November 8, 1989 which formed a New York general partnership known as Walker Noise Cancellation Technologies ("WNCT"). NCT and WNCT entered into a license agreement dated as of November 8, 1989 (as amended, the "WNCT License") pursuant to which NCT granted to WNCT a sublicense of the CPH Technology. NCT, WEM, Walker Manufacturing Company, a division of Tennessee Gas Pipeline Company, NCT Muffler, Inc., CPH and WNCT entered into a Transfer Agreement of even date which restructures rights and obligations with respect to WNCT and, among other things, the aforementioned WNCT License. This license agreement is entered into pursuant to the Transfer Agreement.

                              TERMS AND CONDITIONS

                 In consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                            ARTICLE I:  DEFINITIONS

                 1.01 Defined Terms. As used herein, the following terms have the following meanings:

                 1.01.01 Affiliate. The term "Affiliate" shall mean, with respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person or entity specified, together with their respective officers, directors and





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
         shareholders. For purposes of this Section 1.01.01, "control" of an entity shall be deemed to exist by virtue of having the right to influence the operation and affairs thereof by holding directly or indirectly 50% or more of the equity interests in such entity.

                 1.01.02  ANVT Licenses.   The term "ANVT Licenses" (and singly
         an "ANVT License") shall mean the license agreements more particularly described on the attached SCHEDULE 1.01.02.

                 1.01.03 ANVT Technology. The term "ANVT Technology" shall mean such of the following as to which CPH or any of its Affiliates have any rights: any and all existing and future technology related to the control, attenuation and/or cancellation of noise and/or vibration, now, hereafter or previously owned by or licensed to ANVT or any of its Affiliates (other than any of the CPH Patents and technology owned by CPH), including without limitation all know-how, trade secrets, methods, operating techniques, processes, software, materials, technical data, engineering information, drawings, machinery and apparatus, patents (including without limitation the patents identified on the attached SCHEDULE 1.01.03 and any continuations, continuations-in-part, divisions or reissues thereof and any patents covering any Improvements thereto), patent applications, copyrights and other intellectual property relating thereto; provided, that any Improvements made by any Person other than the licensee of an ANVT License or ANVT itself which are applicable to the ANVT Technology shall not constitute part of the ANVT Technology.

                 1.01.04 Controller or Chip. The terms "Controller" or "Chip" as used herein with respect to the electronic products which attenuate noise and/or vibrations shall mean the component which receives input concerning noise and vibration levels and in turn directly or indirectly adjusts either or both (i) the frequency and/or amplitude of countervailing soundwaves or vibrations and/or (ii) the air pressure used to interfere with the noise or vibration (or both). To the extent that such component consists of multiple chips which function together rather than independently to effect any of the aforementioned adjustments, all elements of such component, including such chips, taken together shall be deemed for purposes of this Agreement to constitute a single Controller or Chip.

                 1.01.05 CPH Marks. "CPH Marks" shall have the meaning ascribed to it in Section 6.01 below.

                 1.01.06 CPH Patents. "CPH Patents" shall mean the patents owned by CPH and listed in SCHEDULE 1.01.06 attached hereto, and any continuations, continuations-in-part, divisions or reissues thereof, and any patents obtained by CPH on Improvements.

                 1.01.07 CPH Technology. "CPH Technology" shall mean any and all existing and future technology relating to the control, attenuation and/or cancellation of noise and/or vibration now or hereafter owned by or licensed to CPH, including without limitation all know-how, trade secrets, methods, operating techniques, processes, software, materials, technical data, engineering information, drawings, machinery and apparatus, patents (including without limitation the CPH Patents and any patents covering any Improvements thereto and including without limitation any continuations, continuations-in-part, divisions or reissues of patents), patent applications, copyrights and other intellectual properties relating thereto.

                 1.01.08 Electronic Muffler. "Electronic Muffler" shall mean an apparatus, machine, product or equipment (including replacement parts) which incorporates CPH Technology and which achieves the reduction of noise by generating interfering noise and/or changes in air pressure, and controlling the interfering noise and/or changes in air pressure electronically in accordance with variations in the noise, and which is used to reduce noise emanating as part of or in connection with an intake stream into and/or an exhaust stream from an Internal Combustion Engine. The term "Electronic Muffler" shall not include any pipe, duct or tube containing an intake or exhaust stream unless the pipe, duct or tube is designed specifically to serve an integral function in electronically controlling the interfering noise and/or changes in air pressure.

                 1.01.09 Europe. "Europe" shall mean the geographic area contained within the political boundaries of the following countries as of the date of this Agreement: Albania, Austria, Belgium, Bulgaria, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Luxembourg, Monaco, the Netherlands, Norway, Poland, Portugal, Rumania, Spain, Switzerland, Turkey, the United Kingdom, Russia, Sweden, and the geographic area encompassed within the boundaries of the former States commonly referred to as Yugoslavia and Czechoslovakia, respectively.

                 1.01.10 Exclusive Field. "Exclusive Field" shall have the meaning ascribed to it in Section 2.03 below.

                 1.01.11 Fully Burdened Costs. "Fully Burdened Costs" shall mean all direct and indirect costs and expenses, determined in accordance with generally accepted accounting principles consistently applied, incurred by the person or entity in question to the extent attributable to the actual manufacture and sale of the product in question.

                 1.01.12 Improvements. "Improvements" shall mean any improvement, modifications, further invention, derivative work, technology, trade secret, software, hardware, patent or patent application (including without limitation continuations, continuations- in-part, divisions and reissues) based upon any part of the CPH Technology.

                 1.01.13 Industrial Sector and Industrial Equipment. "Industrial Sector" shall mean all markets for Electronic Mufflers, Multiple Application Systems in which one application is an Electronic Muffler, or Single Application Products, in each case which are designed, manufactured or sold for, or used in or attached to, any of the following: (a) rotary positive displacement vacuums and blowers;
         (b) liquid ring pumps; or (c) any other items of industrial equipment used in an industrial setting which either comprises (in whole or in part) an Internal Combustion Engine or which uses an Internal Combustion Engine for power other than for propulsion purposes, including without limitation generators, diesel engines not installed in an automobile, truck, train or other land vehicle (all of the foregoing are, singly or collectively, referred to herein as "Industrial Equipment"). For purposes of clarity, the term "Industrial Equipment" includes equipment for military or defense purposes but does not include Vehicles, office equipment used in an office, or consumer equipment and appliances, and the term "Industrial Sector" does not include duct or fan quieting except to the extent that the duct or fan in question constitutes part of an item of Industrial Equipment.

                 1.01.14 Internal Combustion Engine. "Internal Combustion Engine" shall mean all internal combustion engines, including without limitation turbines attached to or comprising a part of turbochargers or superchargers which are attached to or which comprise a part of such engine, which operate on any of the following fuels (or derivatives thereof): gasoline, diesel, propane, butane, natural gas (including without limitation liquified natural gas and compressed natural gas), fuel oil, kerosine and alcohol (including without limitation ethanol and methanol). Notwithstanding the foregoing, the term "Internal Combustion Engine" shall not include a turbo prop or jet engine which is used for propulsion purposes in an aircraft.

                 1.01.15 Multiple Application System. "Multiple Application System" shall mean an application involving a product or system of products, in either case which incorporate CPH Technology and which are designed or used to address multiple noise or vibration problems utilizing a single Chip or Controller, and shall in all cases be deemed to include the sensors, wiring, controllers, amplifiers, transducers or actuators, housing and enclosures required to electronically attenuate the noise or vibration problems. A Multiple Application System will exist with respect to a Vehicle only if more than one application within or among the classifications and applications in (a) through (i) below are used on or in connection with the Vehicle in any system utilizing a single Chip or Controller, as follows:

                          (a)     exhaust noise attenuation;

                          (b)     intake noise attenuation;

                          (c) vibration isolation or attenuation (including without limitation any application to shock absorbers, suspension components, engine mounts, mufflers, or other exhaust components, steering linkage components, power train components, hangars, panels, windows, brakes or tires);

                          (d) cabin quieting (meaning a product other than a headset which attenuates noise in the cabin of a Vehicle by introducing countervailing soundwaves adjusted by a single Controller);

                          (e)     noise attenuation for windows or panels;

                          (f) noise attenuation for any engine components (including without limitation air intake parts, cooling fans, engine blocks and engine fans) or any power train component (including without limitation transfer cases);

                          (g)     noise attenuation for axles;

                          (h)     noise attenuation for tires; and

                          (i)     noise attenuation for brakes.

                 1.01.16 NCT License Agreement. "NCT License Agreement" shall have the meaning ascribed to it in Section 3.11 below.

                 1.01.17 Net Revenues. "Net Revenues" shall have the meaning ascribed to it in Section 3.02 below.





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
                 1.01.18 Non-Exclusive Field. "Non-Exclusive Field" shall have the meaning ascribed to it in Section 2.04 below.

                 1.01.19 Passive Component. The term "Passive Component" shall mean, with respect to the product in question, any component or subcomponent, as the case may be, which does not itself contain any of the CPH Technology (notwithstanding that such component or subcomponent may be connected to or itself controlled by a component or subcomponent containing CPH Technology), including without limitation any component or subcomponent which does not itself control noise or vibration or, to the extent that it is designed to serve a function in controlling noise or vibration, is not dependent for such function upon the electronic control of noise or vibration.

                 1.01.20 Single Application Product. "Single Application Product" shall mean a product other than an Electronic Muffler or a system of products (which does not include an Electronic Muffler), in either case which incorporates CPH Technology and which is designed or used to address electronically a single noise or vibration problem caused by or inhering in the operation of a Vehicle or an item of Industrial Equipment, and shall in all cases be deemed to include the sensors, wiring, controllers, amplifiers, transducers or actuators, housings and enclosures required to attenuate the noise or vibration problem.

                 1.01.21 Transfer Agreement. "Transfer Agreement" shall mean the agreement of even date herewith entered into by and among NCT, WEM, Walker Manufacturing Company, a division of Tennessee Gas Pipeline Company, NCT Muffler, Inc., CPH and WNCT.

                 1.01.22 Vehicle. "Vehicle" shall mean all civil and all military vehicles, including without limitation automobiles, jeeps and other vehicles competitive with jeeps, trucks and vans of any class, motorcycles, emergency vehicles, buses, all agricultural and farm vehicles, all construction vehicles (including without limitation cranes, lifts and earthmoving equipment), trolleys, trains or other vehicles that travel on or are guided by one or more rails, and marine vessels of any nature (including without limitation hovercraft designed for transport across water), but the term "Vehicle" shall not mean an aircraft of any nature or any craft capable of sustained flight other than hovercraft.

                 1.01.23 Vehicular Quieting Multiple Application System. "Vehicular Quieting Multiple Application System" shall mean a Multiple Application System installed in a

         Vehicle. For purposes of clarity, a Vehicular Quieting Multiple Application System shall not include any product or component which does not pertain to noise and/or vibration caused by or inhering in the operation of a Vehicle, such as a product or component which attenuates unwanted noise in or on a radio or other audio system, a headset, a telephone or other communications device used by a person while in a Vehicle, or any other product described in Section 2.07 below.

                 1.01.24 Vehicular Quieting Single Application Product. "Vehicular Quieting Single Application Product" shall mean a Single Application Product installed in a Vehicle. For purposes of clarity, a Vehicular Quieting Single Application Product is one which addresses a noise or vibration problem caused by or inhering in the operation of a Vehicle, including without limitation the applications described in
         Section 1.01.15(a) through (i), above, but does not include noise and/or vibration attenuation products for radios or other audio systems, headsets, telephones or other communications devices, or any other product described in Section 2.07 below.

                 1.01.25 Vehicular Sector. "Vehicular Sector" shall mean all markets or products designed, manufactured or sold for, or installed in or attached to a Vehicle.

                 1.01.26 Western Hemisphere. "Western Hemisphere" shall mean the United States, Canada, Mexico and all countries of Central America and South America.

                 1.01.27 WEM Indemnitees. "WEM Indemnitees" (and in the singular, "WEM Indemnitee") shall have the meaning ascribed to it in
         Section 8.01 below.

                 1.01.28 WNCT License. "WNCT License" shall have the meaning ascribed to it in the Introduction of this Agreement.

                 1.02 Other Defined Terms. As used herein, capitalized terms not otherwise expressly defined herein shall have the meaning ascribed to them in the Transfer Agreement.

                 1.03     Effect of Definitions.  Nothing set forth in this
Article I or in the definition of other defined terms used herein shall limit the generality of the provisions set forth in this Agreement governing the scope of exclusive and non-exclusive rights.

                         ARTICLE II:  GRANT OF LICENSE

                 2.01 Grant of License. Subject to the provisions of this Agreement, CPH hereby grants to WEM a perpetual, worldwide license to make, have made, use, sell or lease the following products or systems for the Vehicular Sector and the Industrial
Sector which incorporate or are based upon CPH Technology, including without limitation such of these products which are covered by any of the claims of the CPH Patents and/or any other patents comprising part of the CPH Technology:

                          (a)     Electronic Mufflers;

                          (b)     Vehicular Quieting Multiple Application
                                  Systems;

                          (c)     Vehicular Quieting Single Application
                                  Products;

                          (d) Single Application Products in the Industrial Sector; and

                          (e)     Multiple Application Systems in the
                                  Industrial Sector which include an
                                  Electronic Muffler.

                 2.02 Scope of License. It is the intent of the parties that the scope of the technology governed by the license granted in Section 2.01, above, shall be as broad as, and include all rights granted in, the sublicense of the CPH Technology granted by NCT to WNCT in the WNCT License, as amended (including as modified by the Stock Purchase Agreement), provided, that
(i) nothing contained herein shall vitiate the release contained in Section 2.01 of the Transfer Agreement of the remaining unfulfilled obligation to make Preferred Contributions (as such term is used in Section 10 of Exhibit B of the Stock Purchase Agreement) pursuant to Exhibit B of the Stock Purchase Agreement, and (ii) for purposes of clarification, the parties hereto hereby acknowledge that the scope of the technology and rights set out in Exhibit B of the Stock Purchase Agreement does not extend beyond the scope of the rights described in the text of the License Agreements which comprise a part of the Restructuring Agreements. The license granted to WEM pursuant to this Agreement shall also cover (i) all additional fields of use licensed herein, (ii) all Improvements to the CPH Technology, and (iii) the right to make, have made, use, sell and lease custom semiconductor devices (including without limitation Controllers and Chips) incorporating the CPH Technology in connection with and for use as a component in or of products and systems which incorporate or which are based upon CPH Technology and which are made, used, sold or leased by WEM or a sublicensee of WEM for the Vehicular Sector and the Industrial Sector. Notwithstanding the foregoing, the parties hereby agree that nothing provided herein shall grant any rights to WEM (i) to use, prior to the expiration or termination of the license agreements referred to in Section 2.04(b)(i) below and more particularly described in SCHEDULES 1.01.02 and 5.05(b), in connection with the manufacture, use, sale or lease in the Western Hemisphere of

Electronic Mufflers addressing only the exhaust stream of an Internal Combustion Engine, such ANVT Technology as came into existence prior to December 31, 1995, together with any Improvements thereto subsequently made only by Arvin Industries, Inc. or Arvin ANVT Manufacturing Company, LLC, which are the subject of the grant of the ANVT Licenses to Arvin Industries, Inc. and Arvin-ANVT Manufacturing Company, LLC more particularly described in SCHEDULES
1.01.02 and 5.05(b), or (ii) to use, prior to the expiration or termination of the license agreement referred to in Section 2.04(b)(ii) below and more particularly described in SCHEDULES 1.01.02 and 5.05(b) under which Elesa, S.p.A. is the licensee, in connection with the manufacture, use, sale or lease in Europe of Electronic Mufflers, Vehicular Quieting Single Application Products and Vehicular Quieting Multiple Application Systems, used in each case only for ground-based transportation, such ANVT Technology which came into existence prior to September 30, 1993, together with any Improvements thereto subsequently made only by Elesa, S.p.A., which are the subject of the ANVT License to ELESA, S.p.A. (a company organized under the laws of Italy) more particularly described in SCHEDULES 1.01.02 and 5.05(b), or (iii) to use, prior to the expiration or termination of the license agreement referred to in
Section 2.04(b)(v) below and more particularly identified and described in SCHEDULES 1.01.02 and 5.05(b) under which Societe Di Electronica per L'Automazione, S.p.A. ("SEPA, S.p.A.") is the licensee, in connection with the use or sale in Italy of an apparatus, machine, device or equipment or any subsystem thereof (including replacement parts) which is uniquely designed and manufactured to military specifications and which is sold to an identified military branch or defense agency of Italy or which is sold to a company to be further manufactured or integrated in Italy into equipment or systems which are uniquely designed or manufactured to military specifications for sale to an identified military branch or defense agency of Italy, such ANVT Technology which came into existence prior to September 30, 1993, together with any Improvements thereto subsequently made only by SEPA, S.p.A., which are the subject of the ANVT License to SEPA, S.p.A. (a company organized under the laws of Italy) more particularly described in SCHEDULES 1.01.02 and 5.05(b), or (iv) to the extent, if any, that such use is not contemplated and permitted by the terms and conditions governing the license granted by CPH and NCT to Lotus Cars Limited and Group Lotus Limited pursuant to the Settlement Agreement dated July 13, 1995 referred to in Section 2.04(d) below and more particularly described in SCHEDULE 5.05(b), to use, prior to the expiration or termination of such license to Lotus Cars Limited and Group Lotus Limited, in connection with the manufacture, use, sale or lease of products for cabin quieting (as such term is used and defined in Section 1.01.15(d) above) in the Vehicular Sector or to attenuate noise or vibration only in engine mounts in the Vehicular Sector, the technology covered by the claims of the three patents of CPH more particularly identified in SCHEDULE 2.02 except to the extent that the same technology is covered by the claims of any other patents comprising any of the CPH Technology.

                 2.03 Exclusive Rights. Except as otherwise expressly provided in Sections 2.04(b), 2.04(c), and 2.04(d), below, the license granted to WEM pursuant to this Agreement shall be exclusive worldwide with respect to the manufacture, use and sale and lease of the following:

                 (a)      Electronic Mufflers in the Vehicular Sector;

                 (b)      Vehicular Quieting Multiple Application Systems;

                 (c)      Electronic Mufflers in the Industrial Sector; and

                 (d) Multiple Application Systems in the Industrial Sector in which one application is an Electronic Muffler.

The applications described in this Section 2.03 as to which the aforementioned rights of exclusivity apply are referred to collectively in this Agreement as the "Exclusive Field." In addition, without limiting the generality of the foregoing, but for purposes of clarification, the right more particularly described in Section 2.02 above to make, have made, use, sell and lease custom semiconductor devices of the type more particularly described in Section 2.02 above shall be exclusive with respect to semiconductor devices designed to function as, and which are capable of functioning only as, a component of a product comprising part of the Exclusive Field, and such right shall be nonexclusive with respect to all other semiconductor devices of the type more particularly described in Section 2.02 above.

                 2.04     Non-Exclusive Rights.  The license granted to
WEM pursuant to this Agreement shall be non-exclusive worldwide (except to the extent otherwise expressly provided in this Section 2.04) as to the following (collectively the "Non-Exclusive Field"):

                 (a) Except to the extent otherwise provided in and without limiting the effect of Sections 2.04(b)(ii), 2.04(b)(iii), 2.04(b)(v), 2.04(c) and 2.04(d) below, the manufacture, use, sale and lease of Single Application Products in the Industrial Sector and the manufacture, use, sale and lease of Vehicular Quieting Single Application Products.

                 (b) With respect to, but only to the extent of, the use as to the following of the CPH Patents owned as of the date hereof by CPH and ANVT Technology:

                          (i) the manufacture, use and sale in the Western Hemisphere by Arvin Industries, Inc. or Arvin-ANVT Manufacturing Company, LLC of Electronic Mufflers in the Vehicular Sector (provided that such Electronic Mufflers address only the exhaust stream of an Internal Combustion Engine) and, with respect to ANVT Technology, using only such ANVT Technology as came into existence prior to December 31, 1995 and any Improvements thereto subsequently made only by Arvin Industries, Inc. or Arvin ANVT Manufacturing Company, LLC, all pursuant to and as limited by an ANVT License more particularly described in SCHEDULE 5.05(b);

                          (ii) the manufacture, use and sale in Europe, together with replacement parts sales on a worldwide basis, by ELESA, S.p.A., a company organized under the laws of Italy, of Electronic Mufflers, Vehicular Quieting Single Application Products and Vehicular Quieting Multiple Application Systems, used in each case only for ground-based transportation and, with respect to ANVT Technology, using only such ANVT Technology which came into existence prior to September 30, 1993, together with any Improvements thereto subsequently made only by Elesa, S.p.A., all pursuant to and as limited by an ANVT License more particularly described in SCHEDULE 5.05(b);

                          (iii) the manufacture, use and sale by Alpine Electronics, Inc. or Alpine-ANVT, Inc. of Electronic Mufflers in the Vehicular Sector and Vehicular Quieting Single Application Products, in each case which are manufactured or designed to be integrated, or are capable of being integrated, into any single stereo or other sound reproduction system installed or capable of being installed in a single Vehicle and which are sold to manufacturers for installation as original equipment in Vehicles only as part of the new manufacture of such Vehicles by their manufacturer or sold by such Vehicle manufacturers to their own new-Vehicle dealers for optional installation by such dealers in connection with the sale of new Vehicles manufactured by such manufacturers or sold by such manufacturers to such dealers only as warranty replacement parts, all pursuant to and as limited by an ANVT License more particularly described in SCHEDULE 5.05(b);

                          (iv) the manufacture, use and sale by Alpine Electronics, Inc. or Alpine-ANVT, Inc. of Vehicular Quieting Multiple Application Systems which are manufactured or designed to be integrated, or are capable of being integrated, into any single stereo or other sound reproduction system installed or capable of being installed in a single Vehicle and which are sold to manufacturers for installation as original equipment in Vehicles only as part of the new manufacture of such Vehicles by their manufacturer or sold by such Vehicle manufacturers to their own new-Vehicle dealers for optional installation by such dealers in connection with the sale of new Vehicles manufactured by such manufacturers or sold by such manufacturers to such dealers only as warranty replacement parts, all pursuant to and as limited by an ANVT License more particularly described in
                          SCHEDULE 5.05(b); and

                          (v) the use and sale in Austria, Belgium, Denmark, France, Finland, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland or Turkey by SEPA, S.p.A. of an apparatus, machine, device or equipment or any subsystem thereof (including replacement parts) which is uniquely designed and manufactured to military specifications and which is sold to an identified military branch or defense agency of one of the aforementioned nations or which is sold to a company to be further manufactured or integrated in one of the aforementioned nations into equipment or systems which are uniquely designed or manufactured to military specifications for sale to an identified military branch or defense agency of one of the aforementioned nations, and, with respect to ANVT Technology, using only such ANVT Technology which came into existence prior to September 30, 1993, together with any

                          Improvements thereto subsequently made only by SEPA, S.p.A., all pursuant to and as limited by an ANVT License more particularly described in SCHEDULE 5.05(b).

                 (c) The manufacture, use, sale and lease of Vehicular Quieting Single Application Products by Magneti-Marelli, S.p.A. (a company formed under the laws of Italy) pursuant to a sublicense agreement with NCT (with NCT as the sublicensor) more particularly described in SCHEDULE 5.05(b) and which includes "grant back" rights in favor of NCT, and in turn to CPH pursuant to a license agreement between CPH (with CPH as the licensor) and NCT, governed by provisions not less restrictive than the provisions set forth in
                          Section 2.08 below.

                 (d) With respect to, but only to the extent of, the use by Lotus Cars Limited and Group Lotus Limited of the technology covered by the claims of the three patents owned by CPH which are identified on SCHEDULE 2.02 hereto for use in engaging in the "Core Business" (as such term is defined and described in Paragraph 8 of
                          SCHEDULE 5.05(b) hereto pursuant to and as limited by the license granted as a part of the Settlement Agreement more particularly described in Paragraph 8 of SCHEDULE 5.05(b) hereto.

                 2.05 Sublicense Rights. WEM shall have the right to grant sublicenses to make, use, sell or lease:

                 (a)      Electronic Mufflers in the Vehicular Sector;

                 (b)      Vehicular Quieting Multiple Application Systems;

                 (c)      Vehicular Quieting Single Application Products;

                 (d)      Electronic Mufflers in the Industrial Sector; and

                 (e) Multiple Applications Systems in the Industrial Sector in which one of the applications is an Electronic Muffler.

In addition, upon first obtaining the prior written consent of CPH, which consent shall not be unreasonably withheld, WEM shall have the right to grant sublicenses to make, use, sell or lease Single Application Products in the Industrial Sector. None of the sublicenses described above in this Section 2.05 shall include any right on the part of the sublicensee to grant further sublicenses except to the extent of rights to use, sell or lease products sold or leased.

                 2.06 Sublicense Audit Rights. Any sublicense granted in accordance with the terms of this Agreement shall include audit rights as against the sublicensee with respect to its revenues and direct costs, as applicable, on the sale, lease or manufacture of products incorporating the sublicensed technology in question for purposes of determining royalties payable pursuant to Article III below. Each sublicense shall also expressly identify as a third party beneficiary of such audit rights either WEM or CPH, whichever is not the sublicensor with respect to the sublicense in question.

                 2.07 Product Exclusions. WEM hereby acknowledges and agrees that the license granted to WEM pursuant to Section 2.01 above shall not extend to the manufacture, use or sale of telephones (whether wire lined, cellular, radio or other non-wire line telephones), hands-free microphones, headsets, radios, voice recognition systems, audio or entertainment systems, consumer products other than Vehicles, personal computers (except to the extent comprising a part of a product to which such license otherwise applies), personal care products, household appliances, electronic entertainment products such as VCR's and electronic games, in-wire noise cancellation products for communication devices, or any other communication device or systems.

                 2.08     Grant-Back.  Subject to payment of the
royalties described in Sections 3.04, 3.05 and 3.06 below, WEM hereby grants to CPH a non-exclusive license to make, have made, use and sell products incorporating Improvements to the CPH Technology made or invented, or caused to made or invented, by WEM or its Affiliates; provided, that (i) CPH shall not exercise any such rights to such Improvements in connection with the Exclusive Field, and (ii) CPH shall not grant a sublicense to any third party concerning any such Improvements unless the agreement governing such sublicense includes a "grant-back" provision pursuant to which CPH and licensees and sublicensees of CPH (including without limitation WEM) shall have rights to make, have made, use, sell and lease products incorporating Improvements made by or on behalf of any such third party sublicensee. CPH hereby acknowledges and agrees to the inclusion of a similar grant-back provision in favor of NCT in the license agreement entered into between NCT and WEM of even date, notwithstanding that such grant-back may pertain in part to CPH Technology.

                            ARTICLE III:  ROYALTIES

                 3.01 Sales of Electronic Mufflers by WEM. WEM shall pay royalties to CPH with respect to the sale or lease of products comprising only Electronic Mufflers, in each case in which the Controller of the product incorporates CPH Technology, by WEM in the Vehicular Sector or the Industrial Sector. Such royalties shall be calculated on the basis **





                 3.02 Other Sales or Leases by WEM. WEM shall pay royalties to CPH with respect to the sale or lease by WEM of Vehicular Quieting Single Application Products, Vehicular Quieting Multiple Application Systems, Single Application Products in the Industrial Sector and Multiple Application Systems in the Industrial Sector, in each case in which the product in question incorporates CPH Technology. The amount of the royalties payable under this
Section 3.02 shall be calculated as a percentage, as set forth below with respect to each of the aforementioned categories of products, of the Net Revenues (as hereinafter defined) received by WEM in connection with the sale or lease of such products:

                 (a)      Vehicular Quieting Single
                          Application Products

                                  --       **

                 (b)      Vehicular Quieting Multiple
                          Application Systems

                                  --       **

                 (c)      Single Application Products
                          in the Industrial Sector

                                  --       **




**  Material for which Confidential Treatment has been requested.

                 (d)      Multiple Application Systems
                          in the Industrial Sector which
                          include an Electronic Muffler

                                  --       **

For purposes of this Agreement, "Net Revenues" (and in the singular "Net Revenue") refers to gross revenues received less (i) all taxes imposed in connection therewith other than income taxes, and (ii) less all freight costs charged to a customer and comprising a part of such revenues, and (iii) less any royalties payable to third parties in connection with any intellectual property incorporated into the product in question, and (iv) less the amount of such revenues attributable, on the basis of bona fide costs and profit margins, to the Passive Components of the product in question; provided, that in no event shall the aforementioned deduction for the Passive Components exceed **


                 3.03 Sublicensing by WEM. WEM shall pay a royalty to CPH with respect to sublicenses granted by WEM for sales or leases of the following items which incorporate CPH Technology: Electronic Mufflers, Vehicular Quieting Multiple Application Systems, Vehicular Quieting Single Application Products, Single Application Products in the Industrial Sector, and Multiple Application Systems in the Industrial Sector which include an Electronic Muffler. The amount of the royalties payable under this Section
3.03 shall, with respect to each sublicense in question, constitute the larger of the two amounts determined pursuant to subparts (a) and (b) of this Section 3.03.

                 (a) For purposes of this Section 3.03, the amount determined in this subpart (a) shall constitute one of the following three amounts, as selected by WEM:

                          (i)              **                of the Net
                                           Revenues received by the sublicensee
                                           in question from sales or leases of
                                           products pursuant to such
                                           sublicense;

                          (ii)             **                 of the Fully
                                           Burdened Costs incurred by the
                                           sublicensee in connection with the
                                           products sold or leased pursuant to
                                           the sublicense in question; or

                          (iii)            **                 for each vehicle
                                           (with respect to sales or leases by
                                           the sublicensee of Vehicular
                                           Quieting Single Application Products
                                           or Vehicular Quieting Multiple

**  Material for which Confidential Treatment has been requested.

                                           Application Systems) or each
                                           installation upon industrial
                                           equipment (with respect to sales or
                                           leases by the sublicensee of Single
                                           Application Products in the
                                           Industrial Sector or Multiple
                                           Application Systems in the
                                           Industrial Sector which include an
                                           Electronic Muffler), as the case may
                                           be.

                 (b) ** of the Net Revenues received by WEM from the sublicensee pursuant to the sublicense in question.

                 3.04 Sales or Leases by CPH. Without affecting the effect or generality of Section 2.03 above, CPH shall pay royalties to WEM with respect to the sale or lease by CPH of (i) Vehicular Quieting Single Application Products, or (ii) any product which incorporates any Improvement which is subject to the license to CPH described in Section 2.08 above. The amount of the royalties payable under this Section 3.04 shall be calculated as a percentage, as set forth below with respect to each of the aforementioned categories of products, of the Net Revenues (as hereinafter defined) received by WEM in connection with the sale or lease of such products:

                 (a)      Vehicular Quieting Single
                          Application Products                 --      **

                 (b)      Products which incorporate any
                          Improvement which is subject to
                          the license to CPH described in
                          Section 2.08 above:                  --      **

                 3.05 Licensing and Sublicensing by CPH. Without affecting the effect or generality of Section 2.03 above, CPH shall pay a royalty to WEM with respect to licenses or sublicenses, as the case may be, granted at any time by CPH or as to which CPH is now or hereafter becomes the owner or holder of the licensor's or sublicensor's rights, for sales or leases of (i) Vehicular Quieting Single Application Products, or (ii) any product which incorporates any Improvement which is subject to the license to CPH described in Section 2.08 above, and CPH shall also pay a royalty to WEM with respect to any of the licenses described in Sections 2.04(b), 2.04(c) or 2.04(d) above as to which CPH becomes the owner or holder of any of the licensor's or sublicensor's rights thereunder. The amount of the royalties payable under this Section 3.05 shall, with respect to each license or sublicense in question, constitute the larger of the two amounts determined pursuant to subparts (a) and (b) of this Section 3.05.

                 (a) For purposes of this Section 3.05, the amount determined in this subpart (a) shall constitute one of the following three amounts, as selected by CPH:

**  Material for which Confidential Treatment has been requested.

                          (i)              **     of the Net Revenues received
                                           by the licensee or sublicensee in
                                           question from sales or leases of
                                           products pursuant to such license or
                                           sublicense;

                          (ii)             **     of the Fully Burdened Costs
                                           incurred by the licensee or
                                           sublicensee in connection with the
                                           products sold or leased pursuant to
                                           the license or sublicense in
                                           question; or

                          (iii)            **     for each vehicle (with
                                           respect to sales or leases by the
                                           licensee or sublicensee of
                                           Electronic Mufflers in the Vehicular
                                           Sector, Vehicular Quieting Single
                                           Application Products or Vehicular
                                           Quieting Multiple Application
                                           Systems) or each installation upon
                                           industrial equipment (with respect
                                           to sales or leases by the licensee
                                           or sublicensee of Single Application
                                           Products in the Industrial Sector or
                                           Multiple Application Systems in the
                                           Industrial Sector which include an
                                           Electronic Muffler), as the case may
                                           be.

                 (b) ** of the Net Revenues received by CPH from the licensee or sublicensee pursuant to the license or sublicense in question; provided, that with respect to any such Net Revenues which are received by CPH pursuant to or in connection with the ANVT Licenses referred to in Section 2.04(b)(i), above, such
                          percentage shall be   **, and with respect to any
                          such Net Revenues which are received by CPH pursuant to or in connection with any other license agreement described in any of Sections 2.04(b) through Section 2.04(d) above which are derived from a product comprising or including an Electronic Muffler, such percentage shall be **.

                 3.06     Additional Royalties.  CPH shall pay a royalty to WEM
of (i) **   of the Net Revenues arising from royalties or other payments received by CPH or due (but not yet paid) or which become due to CPH or any of its Affiliates, as the case may be, for any period up to and including the date of this Agreement pursuant to or in connection with the ANVT Licenses referred to in Section 2.04(b)(i) and the other license rights referred to in any of Sections 2.04(b) through 2.04(d), above (but with respect to such Sections 2.04(b)(ii) through 2.04(b)(v), 2.04(c) and 2.04(d) above, only if the product or products in question constitute or include an Electronic Muffler). Except to the extent otherwise provided in the immediately preceding sentence of this
Section 3.06, with respect to any license rights referred to in any of Sections

**  Material for which Confidential Treatment has been requested.

2.04(b) (ii) through (v), 2.04(c) and 2.04(d) above, CPH shall pay a royalty to WEM on the same basis as is provided with respect to the licenses and sublicenses which are described in Section 3.05 above; provided, that with respect to the licenses referred to in Section 2.04(b), such royalty obligation shall not apply with respect to either (i) the sale or lease of any products thereunder prior to the date of the assignment by ANVT to NCT of the licensor's (or sublicensor's) rights thereunder, or (ii) that period of time for which complete royalties were paid thereunder prior to the aforementioned assignment by ANVT to NCT of the licensor's (or sublicensor's) rights thereunder and for which no payment was actually received by CPH. Royalties payable by CPH to WEM pursuant to Section 3.05 above shall be credited to the royalties payable under this Section 3.06 to the extent (but only to the extent) that the Net Revenues or other amounts referred to in this Section 3.06 are attributable to the sale or lease of a product, or the grant of a license or sublicense, for which a royalty is payable by CPH to WEM pursuant to Section 3.05 above.

                 3.07     Accrual of Royalty Obligations.  The
obligation to pay a royalty due under this Agreement in connection with the sale of a product shall arise upon consummation of the sale in question. The obligation to pay a royalty due under this Agreement in connection with a lease, sublicense or license to a third party shall arise upon the receipt by the royalty obligor of the payment to it under such lease, license or sublicense agreement to which the royalty relates.

                 3.08     Royalty Payment Dates.  The royalties
described in this Article III shall be paid in arrears on a quarterly basis, and all royalty payments shall be accompanied by a statement showing the costs incurred or Net Revenues received, as applicable, and a calculation of the royalties due for the applicable calendar quarter. Royalty payments shall be due not later than the thirtieth (30th) day following the end of each calendar quarter from and after the date of this Agreement.

                 3.09 Books and Records. WEM and CPH shall have the right to inspect and audit the relevant books and records of the other, and each shall cause its Affiliates to also permit the relevant books and records of each Affiliate to be inspected and audited, upon reasonable advance notice and during normal business hours for the sole purpose of verifying amounts of royalties due pursuant to this Agreement; provided, that each party shall have the right to conduct any such audit and inspection not more often than two times during each calendar year. The cost of any such audit shall be borne by the requesting party unless the audit reveals an underpayment of two percent or more with respect to any specific royalty or with respect to the aggregate amount of all types of royalties payable by such party for any calendar quarter or for one year in total, in which case the cost of the audit shall be borne by the audited party.

                 3.10 Interest. Any amounts for royalties not paid when due shall bear interest for each day on which any such amounts remain due and unpaid at the lesser of (i) an annual rate of four percentage points in excess of the interest rate identified as the prime rate of interest in the Wall Street Journal, or (ii) the maximum interest rate permitted by applicable law.

                 3.11 Royalty Exceptions. Notwithstanding anything provided herein to the contrary, a party obligated to pay royalties to the other party to this Agreement shall not be obligated to pay such royalties to such other party for, or during, any period during which such other party or an Affiliate of such other party is in material breach of any provision of the Transfer Agreement or any other of the Restructuring Agreements. In addition, no royalties shall be due with respect to any product which, or any license or any sublicense pursuant to which a product is manufactured, sold, leased or used if the product in question is one which, incorporates or is based only upon (i) technology covered by the claim of a patent which has expired, (ii) any portion of the CPH Technology, with the exception of issued patents, which does not continue to constitute confidential and proprietary information of CPH as to which the exclusive rights granted hereunder can be enforced, or (iii) both; provided, that the foregoing provisions of this sentence shall not apply with respect to, and during the period that WEM continues to receive revenues pursuant to, licenses or sublicenses granted by WEM prior to the expiration of the patent or patents in question or prior to the time that the enforceability of the exclusive rights granted hereunder became unenforceable with respect to the portion of the CPH Technology in question. Notwithstanding anything else contained herein, royalties otherwise due hereunder shall not be payable to the extent expressly provided in the Support, Research and Development Agreement constituting one of the Restructuring Agreements and, further, WEM shall not be obligated to pay any royalties to CPH with respect to (i) the manufacture, use, sale or lease of any products or systems incorporating CPH Technology, or (ii) licenses or sublicenses which include rights to the CPH Technology, in either case for which WEM is obligated to pay and has actually paid royalties to NCT under the license agreement of even date herewith between NCT (as the licensor) and WEM (the "NCT License Agreement"). Notwithstanding anything else contained herein, CPH shall not be obligated to pay any royalties to WEM with respect to
(i) the manufacture, use, sale or lease of any products or systems incorporating CPH Technology, or (ii) licenses or sublicenses which include rights to the CPH Technology, in either case for which NCT is obligated to pay and has actually paid royalties to WEM under the NCT License Agreement.

            ARTICLE IV:  DELIVERY OF INTELLECTUAL PROPERTY MATERIALS

                 4.01 Delivery at Closing. Contemporaneously with the execution of this Agreement, CPH shall deliver or cause to be delivered to WEM the items identified in SCHEDULE 4.01(a). Not later than 14 days following the execution of this Agreement, CPH shall deliver or cause to be delivered to WEM copies of all documents and materials (whether written or in machine-readable format on magnetic or other media) and things which contain, set forth, explain or otherwise relate to that part of the CPH Technology identified in SCHEDULE 4.01(b), and CPH shall deliver to WEM, from time to time upon request, all such items with respect to any other part of the CPH Technology. Without limiting the generality of the foregoing, CPH shall furnish to WEM at the Closing copies of all source codes for all software included within the CPH Technology identified in SCHEDULES 4.01(a) AND 4.01(b).

                 4.02 Delivery of Improvements. Contemporaneously with the delivery of the royalty calculation reports described in Section 3.08, above, each party hereto shall furnish a written report to the other describing in reasonable detail all Improvements to the CPH Technology made or caused to be made by such party or any of its Affiliates during the immediately preceding calendar quarter or, if none, reciting that no such Improvements have been made or acquired by such party or its Affiliates during such quarter. With respect to all Improvements disclosed in each such report, the party submitting the report shall also deliver to the recipient of the report, as soon as is reasonably practicable following a written request, copies of all documents and materials (whether written or in machine-readable format on magnetic or other media) and things which contain, set forth, explain or otherwise relate to the intellectual property comprising each of the Improvements in question (including without limitation copies of source codes).

                          ARTICLE V:  OTHER COVENANTS

                 5.01 Restrictions Concerning Exclusive Field. CPH shall not, and shall not permit its Affiliates or any third parties to, grant any licenses or sublicenses of the CPH Technology for use in the Exclusive Field to any third party subsequent to the date of this Agreement. In addition, with the exception of amendments to economic terms and conditions for the limited purpose of increasing royalty rates and with the additional exception of the affirming license agreement between NCT and Arvin Industries, Inc. more particularly described in SCHEDULE 5.05(b), CPH shall not, and shall not permit any of its Affiliates or any third party to, amend or alter any of the ANVT Licenses or any other pre-existing licenses or sublicenses of the CPH Technology that involve rights within or pertaining to the Exclusive Field.

                 5.02 Notice of Licenses. CPH shall itself, and shall cause its Affiliates to, notify WEM in writing at least twenty (20) business days in advance of granting to any third party any subsequent licenses or sublicenses of any type with respect to any of the CPH Technology. Such written notice shall include or be accompanied by a certificate of an officer of CPH, or other evidence reasonably satisfactory to WEM, reflecting that, and CPH hereby covenants that, the proposed license or sublicense (i) will not infringe upon WEM's exclusive rights in the Exclusive Field, (ii) will either include a grant-back provision to the licensor that will permit WEM and its

Affiliates to use, as a part of the license granted hereunder, all Improvements made by the licensee or, if such a grant-back provision is not included, that such proposed license or sublicense will not include any rights to any of the Improvements described in Section 2.08 above, and (iii) to the extent that any grant-back provisions will be included in such proposed license or sublicense, will include provisions of the type described in Section 5.03 below. CPH shall use its reasonable best efforts to cause any subsequent license or sublicense (or permitted amendment of any existing license or sublicense) to include a grant-back provision to the licensor that will permit WEM and its Affiliates to use, as a part of the license granted hereunder, all Improvements made by the licensee.

                 5.03 Third Party Beneficiary. CPH shall cause any subsequent license or sublicense of the CPH Technology to include a provision expressly designating WEM as a third party beneficiary of the obligations of the licensor and licensee under such license to ensure WEM's access to Improvements and its ability to enforce the provisions of Sections 5.01 and 5.02, above.

                 5.04 Maintenance and Enforcement. CPH shall pay or cause to be paid when due all maintenance fees and annuities for each of the patents covering any of the CPH Technology, and shall furnish to WEM, not less often than quarterly, a report reflecting in reasonable detail the status of such maintenance fees and annuities payments. CPH also shall take all action reasonably required to enforce the patents covering the CPH Technology against infringement by third parties or other challenge (including without limitation claims of invalidity or unenforceability), and shall promptly furnish WEM with written notice of any actual or threatened action or proceeding concerning the same. In addition, CPH shall furnish to WEM, upon request from time to time, written reports describing in reasonable detail the status of any such matters. In the event that CPH is unable or otherwise does not intend to (i) pay any such patent maintenance fees or annuities, or (ii) take any action concerning any such infringement or other challenge, CPH shall promptly notify WEM to that effect, which notice shall in any event be given not later than the last day of such period of time as would allow WEM sufficient time to make any such payment or take action concerning any such infringement or other challenge prior to the expiration of any rights to do so. If CPH fails to (i) pay any such patent maintenance fees or annuities, or (ii) take any action concerning any such infringement or other challenge, WEM shall have the right, but not the obligation, to make such payment or to take such action, in its own name or (in WEM's discretion) in the name and on behalf of CPH, as it deems appropriate to defend the CPH Technology from such infringement or other challenge, and CPH shall take all such action, at its own expense, as may be reasonably requested by WEM to cooperate with such action by WEM.

                 5.05 Warranties and Representations. CPH hereby warrants and represents to WEM as follows: (i) CPH is the owner of the CPH Patents, free and clear of any liens, encumbrances or claims (but subject to the licenses identified in SCHEDULE 5.05(A), none of which contain any provisions which could result in a loss of ownership or any impairment of the rights granted hereunder or of CPH's right to grant the rights hereunder), and except as otherwise expressly set out in SCHEDULE 5.05(A) hereto, is the owner of the CPH Technology or possesses nonterminable (except to the extent that any patents covering such technology are adjudicated to be invalid or unenforceable, and CPH hereby represents and warrants that it has no knowledge of any pending or threatened proceedings, or any basis therefor, which could have such result), perpetual worldwide license rights thereto which include the right to grant the license thereto pursuant to this Agreement, in each case free and clear of any liens, encumbrances or claims; (ii) SCHEDULE 5.05(b) hereto contains a complete description of each of the rights of third parties to ANVT Technology with respect to the fields of application referred to in
Section 2.02 above as to which such Section 2.02 recites that WEM is not granted a license hereunder to use ANVT Technology; (iii) SCHEDULE 5.05(b) hereto contains a complete description of each of the rights of the third parties referred to in Section 2.04 as constituting exceptions to the otherwise exclusive rights of WEM granted pursuant to this Agreement and no other rights have been granted by any of the NCT Parties or, to the Knowledge of the NCT Parties, upon due inquiry by or on behalf of CPH, by ANVT which could infringe upon such exclusivity; and (iv) no representation or warranty made herein by CPH, and no schedule attached hereto, contains any untrue statement of a material fact or omits to state a material fact or to include any information necessary to make such representation, warranty or schedule not misleading or incomplete in light of the circumstances under which it is made or prepared, as the case may be.

             ARTICLE VI:  TRADEMARKS, SERVICE MARKS AND TRADE NAMES

                 6.01     CPH Marks.  CPH hereby grants to WEM a
non-exclusive license to use the Names and Marks CHAPLIN PATENTS, CHAPLIN, and CPH (the "CPH Marks") in connection with its business and products which incorporate the CPH Technology. CPH hereby agrees that it shall not oppose or object to WEM's use of the CPH Marks. In addition, CPH shall cause such of its Affiliates as may be designated by WEM from time to time to execute, either contemporaneously with CPH's execution of this Agreement or thereafter, an acknowledgment in form reasonably satisfactory to WEM confirming the rights of WEM under this Section 6.01 and Section 6.02 below.

                 6.02 WNCT Marks. CPH hereby acknowledges and agrees that pursuant to the NCT License Agreement, WEM shall have the right to use the names and marks of WALKER NOISE CANCELLATION TECHNOLOGIES, WNCT, WALKER ELECTRONIC SILENCERS, WALKER ELECTRONIC SILENCING and WALKER INDUSTRIAL SILENCERS (the "WNCT Marks") in connection with its business and products which incorporate technology licensed to WEM under such other license agreement. CPH hereby agrees that it shall not oppose or object to WEM's use or registration of the WNCT Marks.

                         ARTICLE VII:  CONFIDENTIALITY

                 7.01 Confidentiality Covenants. Except as expressly otherwise provided herein, each of the parties agrees that it shall not disclose, nor shall it induce or permit others to disclose, to any third party any of the terms and conditions of this Agreement or information learned in course of inspecting the books and records of the other party or pertaining to any intellectual property or other technology licensed to it by the other party hereto; provided, that such information may be disclosed to the extent necessary to give effect to any license or sublicense contemplated or otherwise permitted by this Agreement. Each party shall, prior to disclosing any such information in accordance with this Section 7.01, cause each person or entity given access to such information to enter into a binding and enforceable agreement pursuant to which the recipient of such information agrees to be bound by the covenants of this Article VII for the benefit of the licensor (or sublicensor, as the case may be) and for the benefit of WEM or CPH (whichever is not the licensor or sublicensor in question, as the case may be). Notwithstanding anything provided herein to the contrary, the covenants restricting disclosure set forth in this
Section 7.01 shall not apply with respect to information or other items that the recipient thereof can show (i) was known or becomes known to the general public without disclosure by such recipient (or any Affiliate of such recipient), (ii) was already known by the recipient thereof before its disclosure by a party hereto, or (iii) was legally acquired by the recipient thereof from another party and in good faith, provided that such disclosure by the other party was not a breach of any agreement or in derogation of any confidential relationship between such other party and any other party hereto. In addition, and notwithstanding the foregoing, if legal counsel for either CPH, WEM or any of their respective Affiliates is of the opinion that a statement, announcement or filing involving the disclosure of any of the terms or conditions hereof is required by law or regulation or by the rules of any stock exchange on which its securities are traded, then such entity may issue a statement or announcement or make a filing, in each instance limited solely to that which legal counsel for such party advises is required under law or such rules. A party as to which any such statement, announcement or filing is proposed on its own behalf or on behalf of an Affiliate thereof shall provide a copy thereof to the other party for its prior review, and shall use its reasonable best efforts to cause any such filing to be accomplished on a basis that includes the redaction of all economic terms and conditions (including without limitation the amounts of royalties) and any other terms and conditions as to which redaction is reasonably requested by such other party, and shall cooperate with and permit such other party to participate in the process of seeking such redaction.

                         ARTICLE VIII:  INDEMNIFICATION

                 8.01 Indemnification by CPH. CPH hereby agrees to indemnify and to hold WEM and its Affiliates, and the officers, directors, shareholders, agents and employees of each of them (collectively the "WEM Indemnitees" and singly a "WEM Indemnitee") harmless from and against any and all liability, loss, damage or injury, together with all reasonable costs and expenses relating thereto (including but not limited to legal and accounting fees) arising out of or resulting from any claim which is asserted against any of the WEM Indemnitees which includes any allegation of any product liability claim concerning design based upon any defective design of the CPH Technology (except with respect to but only to the extent of, allegations of defective design pertaining only to Improvements made by or on behalf of WEM other than those made on behalf of WEM by CPH).

                 8.02 Indemnification by WEM. WEM hereby agrees to indemnify and hold CPH, its Affiliates, and the shareholders, directors, officers, employees and agents of each of them (collectively the "CPH Indemnitees" and singly a "CPH Indemnitee") harmless from and against any and all liability, loss, damage or injury, together with all reasonable costs and expenses relating thereto (including but not limited to legal and accounting fees) arising out of or resulting from any claim which is asserted against an CPH Indemnitee involving any allegation of any products liability in connection with a product manufactured by or on behalf of WEM or any of its Affiliates which incorporated any of the CPH Technology; provided that with respect to any such product which incorporates any of the CPH Technology, the obligation to provide indemnification under this Section 8.02 shall not apply to the extent such claim includes or is asserted in connection with any allegation of defective design in the CPH Technology (except with respect to but only to the extent of, allegations of defective design pertaining only to Improvements made by or on behalf of WEM other than those made on behalf of WEM by CPH).

                 8.03     Control of Contest.  For purposes of this
Section 8, the party entitled to indemnification is referred to as the "Indemnitee" and the party obligated to provide indemnification is referred to as the "Indemnitor." The Indemnitor shall have the right, at its own expense, to control any claim or matter as to which such Indemnitor is obligated to provide indemnification pursuant to any provision of this Agreement. This shall include the right to designate the attorneys and other professionals who shall defend or pursue any such claim or matter and to make the decision whether to pursue any such claim or matter to a judgment, to settle any such claim or matter, or to agree to any such claim or matter without any contest thereof; provided, that (i) the Indemnitor shall obtain the prior approval of the Indemnitee(s) to legal counsel engaged to defend or pursue any such claim or matter, which approval shall not be unreasonably withheld, and (ii) no Indemnitor shall have the right to agree to settle any claim or matter in a manner that would adversely affect the interest of any

Indemnitee without the written consent of the adversely affected Indemnitee or Indemnitees, as the case may be, which consent shall not be unreasonably withheld. From and after the date on which the Indemnitor assumes control of the defense of any manner as to which indemnification is required hereunder, the Indemnitor shall not be obligated to pay any attorneys' fees incurred by the Indemnitee(s) for additional counsel retained directly by the Indemnitee(s) without the consent of the Indemnitor; provided, that in the event that any Indemnitor is unable or unwilling to satisfy its indemnification obligation hereunder, the Indemnitee(s) shall be entitled to engage at that Indemnitor's expense the attorneys and other professionals who shall defend or pursue such claim or matter and shall also be entitled to make any decision whether to defend, pursue or settle such claim or matter.

                 8.04 Notice and Cooperation. The Indemnitee shall promptly notify the Indemnitor upon learning of any claim or matter as to which indemnification is required pursuant to this Section 8; provided, that the failure to provide any such notice to an Indemnitor shall not relieve that Indemnitor of its obligations with respect to the subject matter of any such indemnification, except to the extent and only to the extent that the Indemnitor suffers prejudice as a result of such failure. Each Indemnitee shall, without compensation, afford such reasonable cooperation as may be requested by the Indemnitor in the defense, pursuit or settlement of any claim or matter as to which indemnification is required hereunder, including without limitation by making available to the Indemnitor all pertinent non-privileged information and non-privileged documents under the control of the Indemnitee.

                        ARTICLE IX:  GENERAL PROVISIONS

                 9.01 Equitable Relief; Specific Performance. Each party hereto acknowledges that with the exception of covenants which provide only for the payment of money, a violation of any of the covenants contained in this Agreement may cause irreparable damage to the other for which damages or other monetary relief may be inadequate. Accordingly, each party hereto agrees that in the event of a breach by it of any of the covenants contained in this Agreement (other than covenants providing only for the payment of money), the other party shall, in addition to all other available remedies, have the right to obtain specific performance or such other injunctive relief or other equitable relief from a court of competent jurisdiction as may be necessary or appropriate.

                 9.02 Further Assurances. The parties hereto agree to execute all documents and do all of those things reasonably necessary to give effect to the terms and intent of this license agreement.

                 9.03 Entire Agreement. Except as otherwise provided in the Transfer Agreement, this Agreement and the schedules attached hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, arrangements and communications of the parties dealing with such subject matter, whether oral or written. No other promise, agreement, understanding, or representation will be binding unless made in writing and signed by the parties hereto. All amendments to this Agreement must be in writing and signed by all of the parties hereto.

                 9.04 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving affect to the conflicts of law principles thereof, in every respect, including but not limited to validity, interpretation and performance, notwithstanding that one or more of the parties to this Agreement may now be or hereafter become domiciled in or a resident of another state or a foreign country.

                 9.05 Non-Exclusive Forum. The parties hereto agree that the state court located in Cook County, Illinois and the Federal District Court for the Northern District of Illinois located in Chicago, Illinois shall each have non-exclusive jurisdiction to adjudicate any dispute between the parties hereto which arises out of or in connection with this Agreement.

                 9.06 Relationship of Parties. Nothing provided in this Agreement or in the schedules attached hereto shall be deemed to create any relationship between the parties of employment, agency, partnership or joint venture.

                 9.07     Severability.  In the event that any
provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity shall at the option of the party against whom the same is asserted not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if that illegal and invalid provision had never been inserted herein.

                 9.08 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

         If to WEM:
         Walker Electronic
         Mufflers, Inc.
         Attention: President
         111 Pfingsten Road
         Deerfield, IL  60015
         Telecopy: (708) 940-6196

         with a copy to:

         Virginia L. Kearns
         General Counsel
         Tenneco Automotive
         111 Pfingsten Road
         Deerfield, IL  60015
         Telecopy: (708) 940-6196

         If to CPH:

         c/o Noise Cancellation Technologies, Inc.
         1015 W. Nursery Road
         Linthicum, Maryland  21090-1203
         Telecopy:  (410) 636-5989
         Attention:  President

All such notices and communications shall be deemed received upon the earlier of (a) actual receipt thereof by the addressee, or (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

                 9.09     Captions.  Section headings and numbers
herein are included for convenience of reference only, and if there shall be any conflict between any such numbers and headings and the text of this Agreement, the text shall control.

                 9.10 Waiver. The failure (with or without intent) of any party to insist upon the strict performance by any other party of any provision of this Agreement shall not be deemed to constitute a modification of any of the provisions hereof, or a waiver of the right to insist at any time thereafter upon performance strictly in accordance with the provisions of this Agreement. No waiver of any term, condition or provision shall operate as a waiver of any other term, condition or provision of the Agreement, and no waiver of any term, condition or provision shall operate as a continuing waiver.

                 9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall constitute one and the same instrument.

                 9.12 No Assignment. Except as otherwise expressly provided herein, no party may assign or delegate any of the benefits or duties under this Agreement without the prior written consent of the other party. Either of the parties may assign or delegate its benefits and duties under this Agreement in connection with a transfer of all or substantially all assets of the party which seeks to effect such assignment or in connection with a merger or consolidation of that party with another entity.
In addition, WEM shall have the right to assign its benefits and duties under this Agreement to an Affiliate of WEM.

                           [Continued on next page.]

                 9.13 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs (if any), permitted transferees, successors and assigns, including any entity with which any party may merge or consolidate or to which it may transfer substantially all of its assets.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives on the date first written above.

CHAPLIN PATENTS                   WALKER ELECTRONICS MUFFLER, INC.
  HOLDING CO., INC.

By: /s/ Michael J. Parrella       By: /s/ Lyle S. Lohmeyer
   -------------------------         -------------------------
Its     President                 Its     Vice President
   -------------------------         -------------------------


                               LIST OF SCHEDULES

Schedule 1.01.02                                   ANVT Licenses
Schedule 1.01.03                                   ANVT Patents
Schedule 1.01.06                                   CPH Patents
Schedule 2.02                                      Patents Subject to Lotus
                                                     Agreement
Schedule 4.01(a)                                   CPH Technology Closing
                                                     Delivery

Schedule 4.01(b)                                   CPH Technology
                                                     Post-Closing Delivery
Schedule 5.05(a)                                   Ownership Disclosures
Schedule 5.05(b)                                   Third Party Rights